Exhibit 99.1

Jaguar Health Reports Second Quarter 2026 Financials

Company remains sharply focused on its ongoing global development program for crofelemer for rare intestinal failure (IF) diseases; as announced, presentation at ESPGHAN 2026 described additional groundbreaking results of evaluation of crofelemer as adjunctive oral therapy for the treatment of pediatric IF, which demonstrate reduction of parenteral support normalized to body weight of up to 48% in patient with the ultrarare microvillus inclusion disease (MVID); company expects clinical package for NDA for MVID to be ready by end of 2026, allowing submission of NDA in Q2 2027

REMINDER: Jaguar to host investor webcast Wednesday, August 19 at 4:30 p.m. Eastern regarding Q2 2026 financials and company updates (click here to register)

SAN FRANCISCO, CA / August 19, 2026 / Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”) today reported its consolidated second-quarter 2026 financial results.

2026 SECOND QUARTER COMPANY FINANCIAL RESULTS:

•

License and Grant Revenue: Effective January 12, 2026, Jaguar entered a U.S. commercial licensing agreement with Woodward Specialty, LLC (“Woodward”), an affiliate of privately held Future Pak, LLC (“Future Pak”). Under the terms of the agreement, Future Pak is now the exclusive U.S. marketer for the Company’s Mytesi® and Canalevia®-CA1 products. License revenues for the initial $16 million upfront payment, in addition to the $3 million payment for early termination of the Buy-Back Option under this agreement, were recognized by the Company in the first quarter of 2026. As announced in August 2026, Jaguar has satisfied the closing conditions required to receive payment of the non-dilutive $2 million holdback amount of the upfront fee from Future Pak. Napo remains the manufacturer of crofelemer and Mytesi and supplies product to Future Pak at cost-plus terms. Additionally, the Company recognized license fees of $43,000 in the second quarter of 2026 from a securities purchase agreement with a European partner, which was supported by a binding term sheet. Approximately $43,000 of license fees were consistently recognized in each of the quarters of 2025 under this agreement. As of June 30, 2026, the total deferred revenue associated with this contract amounts to $468,000. Federal grant revenue recognized in the second quarter of 2026 for the clinical study related to the treatment of chemotherapy-induced diarrhea (“CID”) in dogs was $25,520 and none in 2025.

•

Prescription Product Revenue, Net: The total net revenue for the Company’s prescription products (Mytesi, Gelclair, and Canalevia-CA1) was approximately $1.2 million in the second quarter of 2026, which was compromised primally of sales of Mytesi at cost-plus to Future Pak. In January 2026, Jaguar entered into a royalty-free license agreement with Future Pak. Under this agreement, all revenues generated in the United States from Mytesi and Canalevia-CA1, effective from January 12, 2026, are directed to Future Pak. Future Pak is privately held and does not report Mytesi sales. Compared to the second quarter of 2025, the number of Mytesi bottles the Company sold in the second quarter of 2026 increased significantly and commercial costs were substantially decreased. The decision to enter a commercial license agreement with Future Pak aligns with Jaguar’s strategic focus on advancing the development of its powder-for-oral-solution formulation of crofelemer for rare-disease indications related to intestinal failure in humans. The total net revenue for the Company’s prescription products in the second quarter of 2026 represents a decrease of approximately 2% compared to the first quarter of 2026, when total net revenue for prescription products was approximately $1.2 million. Additionally, prescription products net revenue decreased by 60% compared to the second quarter of 2025, when total revenues amounted to approximately $2.9 million.

•	Neonorm™: Revenues for the non-prescription Neonorm products were consistent and minimal for the second quarters of 2026 and 2025.

	Three Months Ending June 30,
	2026	2025	$ change	% change
Financial Highlights
(in thousands, except per share amounts)
License and grant revenue, net	43	43	0	0%
Product revenue, net	1,182	2,936	(1,754)	-60%

Total revenue , net	$1,225	$2,979	(1,754)	-59%
Loss from operations	$(7,597)	$(8,007)	410	-5%
Net loss attributable to common stockholders	$(12,690)	$(10,407)	(2,283)	22%
Net loss per share, basic and diluted	$(15.68)	$(358.94)	343	-96%

•

Cost of Product Revenue: The total cost of product revenue increased by $0.5 million, from $0.5 million for the quarter ended June 30, 2025 compared to about $1.0 million for the quarter ended June 30, 2026. The increase in cost was due to sales of inventory to Future Pak in the second quarter of 2026 under the licensing and supply agreement.

•

Research and Development: The R&D expense increased by approximately $0.1 million, from $3.2 million for the quarter ended June 30, 2025 compared to $3.3 million for the quarter ended June 30, 2026, primarily due to progress of the development of crofelemer into a powder formulation, a process called lyophilization. This formulation is the new product formulation utilized in the rare disease intestinal failure clinical trials and anticipated for regulatory approval and commercialization.

•

Sales and Marketing: The Sales and Marketing expense decreased by approximately $2.5 million, from $2.5 million for the quarter ended June 30, 2025 to approximately $5,000 for the quarter ended June 30, 2026. The decrease was due to the dissolution of the Jaguar/Napo Sales and Marketing Group as of January 12, 2026 following the licensing of Mytesi and Canalevia-CA1 to Future Pak.

•

General and Administrative: The G&A expense decreased by approximately $0.3 million, from $4.4 million in the quarter ended June 30, 2025 to $4.7 million in the quarter ended June 30, 2026, largely due to an overall decrease in legal and compliance fees, public company expenses, stock-based compensation and travel expenses.

•

Loss from Operations: The loss from operations decreased $0.4 million, going from a loss of $8.0 million in the quarter ended June 30, 2025, to a loss of $7.6 million in the quarter ended June 30, 2026. This change was primarily due to a $1.7 million decrease in product net revenue, which was offset by a reduction in operating expenses of approximately $2.1 million, attributed to the Future Pak licensing agreement.

•

Net Loss: Net loss attributable to common shareholders increased by approximately $2.3 million, from a loss of $10.4 million in the quarter ended June 30, 2025 to a loss of $12.7 million in the quarter ended June 30, 2026. In addition to the loss from operations:

•	Interest expense increased by $176,000, from $15,000 of interest income for the quarter ended June 30, 2025 to $161,000 in the quarter ended June 30, 2026, due to interest expenses accrued on notes.

•

The fair value of financial and hybrid instrument designation at Fair Value Option (“FVO”) increased by about $0.9 million, from a loss of $1.1 million in the quarter ended June 30, 2025 to a loss of $1.9 million in the quarter ended June 30, 2026, primarily due to fair value adjustments in liability classified warrants and notes payable designated at FVO.

•

Loss on extinguishment of debt increased by $1.7 million, from a loss of $1.8 million in the quarter ended June 30, 2025 to a loss of $3.5 million during the three months ended June 30, 2026 due to significant modifications that qualified for extinguishment accounting, with none recorded in the same period in 2025.

•	Non-GAAP Recurring EBITDA: Non-GAAP recurring EBITDA for the second quarters of 2026 and 2025 were a net loss of approximately $8.4 million and $7.9 million, respectively.

	Three Months Ending June 30,
(in thousands)	2026	2025	$ change	% change
	(unaudited)
Net loss attributable to common stockholders	$(12,690)	$(10,407)	2,283	18%
Adjustments:
Interest income (expense)	161	(15)	(176)	109%
Property and equipment depreciation	10	16	6	-57%
Amortization of intangible assets	463	427	(36)	8%
Share-based compensation expense	171	279	108	-63%
Loss on extinguishment of debt	3,504	1,822	(1,682)	48%

Non-GAAP EBITDA	(8,381)	(7,878)	503	6%
Gain on extinguishment of debt			—

Non-GAAP Recurring EBITDA	$(8,381)	$(7,878)	503	6%

Note Regarding Use of Non-GAAP Measures

The Company supplements its condensed consolidated financial statements presented on a GAAP basis by providing non-GAAP EBITDA and non-GAAP recurring EBITDA, which are considered non-GAAP under applicable SEC rules. Jaguar believes that the disclosure items of these non-GAAP measures provide investors with additional information that reflects the basis upon which Company management assesses and operates the business. These non-GAAP financial measures are not in accordance with GAAP and should not be viewed in isolation or as substitutes for GAAP net sales and GAAP net loss and are not substitutes for, or superior to, measures of financial performance in conformity with GAAP.

The Company defines non-GAAP EBITDA as net loss before interest expense and other expense, depreciation of property and equipment, amortization of intangible assets, share-based compensation expense and provision for or benefit from income taxes. The Company defines non-GAAP Recurring EBITDA as non-GAAP EBITDA adjusted for certain non-recurring revenues and expenses. Company management believes that non-GAAP EBITDA and non-GAAP Recurring EBITDA are meaningful indicators of Jaguar’s performance and provide useful information to investors regarding the Company’s results of operations and financial condition.

About Crofelemer

Crofelemer is the only oral FDA-approved prescription drug under botanical guidance. It is plant-based, extracted and purified from the red bark sap of the Croton lechleri tree in the Amazon Rainforest. Napo Pharmaceuticals, a Jaguar family company, has established a sustainable harvesting program, under fair trade practices, for crofelemer to ensure a high degree of quality, ecological integrity, and support for Indigenous communities.

About the Jaguar Health Family of Companies

Jaguar Health, Inc. (“Jaguar”) develops novel proprietary prescription drugs sustainably derived from plants for people with complicated gastrointestinal (“GI”) disease states. Jaguar family companies Napo Pharmaceuticals, Inc. and Napo Therapeutics S.p.A. focus on the development and commercialization of novel crofelemer powder for oral solution for the treatment of rare and orphan gastrointestinal disorders with intestinal failure, including microvillus inclusion disease and short bowel syndrome. Magdalena Biosciences, a joint venture formed by Jaguar and Filament Health Corp. that emerged from Jaguar’s Entheogen Therapeutics Initiative (ETI), is focused on developing novel prescription medicines derived from plants for mental health indications.

For more information about:

Jaguar Health, visit https://jaguar.health

Napo Pharmaceuticals, visit napopharma.com

Napo Therapeutics, visit napotherapeutics.com

Magdalena Biosciences, visit magdalenabiosciences.com

About Mytesi®

Mytesi (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

About Gelclair®

INDICATIONS

GELCLAIR® has a mechanical action indicated for the management of pain and relief of pain by adhering to the mucosal surface of the mouth, soothing oral lesions of various etiologies, including oral mucositis/stomatitis (may be caused by chemotherapy or radiation therapy), irritation due to oral surgery, traumatic ulcers caused by braces or ill-fitting dentures, or disease. Also, indicated for diffuse aphthous ulcers.

IMPORTANT SAFETY INFORMATION

•	Do not use GELCLAIR if there is a known or suspected hypersensitivity to any of its ingredients.

•	No adverse effects have been reported in clinical trials, although postmarketing reports have included infrequent complaints of burning sensation in the mouth.

•	If GELCLAIR is swallowed accidentally, no adverse effects are anticipated.

•	If no improvement is seen within 7 days, a physician should be consulted.

You are encouraged to report negative side effects of prescription medical products to the FDA.

Visit www.fda.gov/safety/medwatch or call 1-855-273-0468.

Please see full Prescribing Information at:

https://www.gelclairhcp.com/pdf/prescribing-information-instructions-for-use.pdf

Important Safety Information About Canalevia®-CA1

For oral use in dogs only. Not for use in humans. Keep Canalevia-CA1 (crofelemer delayed-release tablets) in a secure location out of reach of children and other animals. Consult a physician in case of accidental ingestion by humans. Do not use in dogs that have a known hypersensitivity to crofelemer. Prior to using Canalevia-CA1, rule out infectious etiologies of diarrhea. Canalevia-CA1 is a conditionally approved drug indicated for the treatment of chemotherapy-induced diarrhea in dogs. The most common adverse reactions included decreased appetite, decreased activity, dehydration, abdominal pain, and vomiting.

Caution: Federal law restricts this drug to use by or on the order of a licensed veterinarian. Use only as directed. It is a violation of Federal law to use this product other than as directed in the labeling. Conditionally approved by FDA pending a full demonstration of effectiveness under application number 141-552.

See full Prescribing Information at Canalevia.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding Jaguar’s expectation that the clinical package for the NDA (New Drug Application) for crofelemer for MVID will be ready by end of 2026, Jaguar’s expectation that submission of the NDA for crofelemer for MVID will take place in Q2 2027, Jaguar’s expectation that it will hold an investor webcast on August 19, 2026, and Jaguar’s expectation that its powder formulation of crofelemer utilized in the rare disease IF clinical trials will receive regulatory approval and may be approved for commercialization. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to several risks, uncertainties, and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

hello@jaguar.health

Jaguar-JAGX